UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 21, 2003

ACCESS ANYTIME BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-28894 (Commission File Number)	85-0444597 (IRS Employer Identification No.)

5210 Eubank Blvd, NE
Albuquerque, New Mexico 87111

(Address of Principal Executive Offices)

(505) 299-0900

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure.

     On July 21, 2003, First National Bank Holding Company (“First National Bank”) and Access Anytime BanCorp, Inc. (“Access Anytime”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Access Anytime will merge with and into First National Bank (the “Merger”). First National Bank is the parent company of First National Bank of Arizona and First National Bank of Nevada, and Access Anytime is the parent company of FirstBank.

     Under the terms of the Merger Agreement, the stockholders of Access Anytime will receive $14.49 in cash in exchange for each share of Access Anytime common stock. The purchase price represents approximately a 42% premium over the $10.20 closing market price of the Access Anytime’s common stock on Monday, July 21, 2003. The transaction has a total cash value on a fully diluted basis of approximately $22 million, inclusive of amounts payable to holders of stock options and other rights to acquire Access Anytime common stock.

     The transaction is subject to several conditions, including the satisfactory completion of due diligence by First National Bank on or before August 15, 2003, the receipt of regulatory approvals and the approval of the stockholders of Access Anytime. Certain stockholders of Access Anytime, representing approximately 21% of the outstanding shares of common stock of Access Anytime, have entered into voting agreements (the “Voting Agreements”) pursuant to which they have agreed to vote their shares in favor of the Merger. The Merger is expected to close in the third quarter of 2003.

     On July 21, 2003, Access Anytime and First National Bank issued a joint press release (the “Press Release”) announcing the execution of the Merger Agreement.

     The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, the Voting Agreements, and the Press Release, which are filed as Exhibits hereto, and are incorporated herein by reference.

     Stockholders of Access Anytime and other investors are urged to read the proxy statement that Access Anytime will file with the Securities and Exchange Commission (“SEC”) in connection with the proposed Merger because it will contain important information about Access Anytime, the Merger, the persons soliciting proxies in the Merger and their interests in the Merger and related matters. Investors will be able to obtain the proxy statement and all other documents filed with the SEC by Access Anytime free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Access Anytime will be available free of charge from Kathy Allenberg, Corporate Secretary, Access Anytime BanCorp, Inc. at P.O. Box 16810, Albuquerque, New Mexico 87191-6810, telephone (505) 299-0900. Stockholders of Access Anytime should read the proxy statement carefully before making a decision concerning the Merger.

     Access Anytime and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Access Anytime’s stockholders to approve the Merger. Information about the directors and executive officers of Access Anytime and their ownership of Access Anytime’s common stock is set forth in Access Anytime’s proxy statement for its 2003 annual meeting of stockholders, as filed with the SEC on March 18, 2003, which is available as described in the preceding paragraph.

Item 7. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 21, 2003, between First National Bank Holding Company and Access Anytime BanCorp, Inc.

99.1	Joint Press Release dated July 21, 2003.

99.2	Form of Voting Agreement, dated as of July 21, 2003, between First National Bank Holding Company and the Directors of Access Anytime and FirstBank.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 22, 2003

ACCESS ANYTIME BANCORP, INC.

/s/ NR Corzine By: Norman R. Corzine, Chairman of the Board
and Chief Executive Officer
(Duly Authorized Representative)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 21, 2003, between First National Bank Holding Company and Access Anytime BanCorp, Inc.

99.1	Joint Press Release dated July 21, 2003.

99.2	Form of Voting Agreement, dated as of July 21, 2003, between First National Bank Holding Company and the Directors of Access Anytime and FirstBank.